Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces Second Quarter 2022 Results

LANSING, Mich. — August 9, 2022 — Jackson Financial Inc. (NYSE: JXN) (Jackson®) today announced financial results for the three months ended June 30, 2022.

Key Highlights

▪Net income of $2,903 million, or $32.56 per diluted share, including the impact of non-economic hedging results under GAAP accounting
▪Adjusted operating earnings1 of $225 million, or $2.52 per diluted share
▪Total annuity account value of $208 billion decreased 17% from the second quarter of 2021 primarily due to lower equity markets
▪Continued progress in the registered index-linked annuity (RILA) business, with second quarter sales of $490 million, up from $199 million in the first quarter of 2022
▪Returned $116 million to shareholders during the quarter through $66 million of share repurchases and $50 million in dividends, in-line with full-year capital return target of $425-$525 million
▪Increased capital position at the operating company level, with an estimated Risk-Based Capital (RBC) ratio at Jackson National Life Insurance Company (JNLIC) up from the first quarter of 2022 and above 450%
▪Cash and highly liquid securities at the holding company of over $800 million at the end of the quarter. This is above Jackson’s minimum liquidity buffer of $250 million.
▪Successful completion of $750 million senior debt issuance and retirement of the last remaining interim financing facility

Laura Prieskorn, President and Chief Executive Officer of Jackson, stated, “Jackson’s second quarter results reflect the continued resiliency of our business amid volatile financial market conditions. We made strong progress improving the health of our balance sheet during the quarter, including raising our operating company RBC ratio, retiring the last of the term loans through our senior debt issuance, and maintaining strong levels of excess liquidity at the holding company. Our healthy balance sheet position enabled us to return $116 million to shareholders during the quarter and supports our continued commitment to returning capital to shareholders through dividends and opportunistic share buybacks consistent with our targeted $425-$525 million capital return range for 2022.”

Consolidated Second Quarter 2022 Results

Jackson reported net income of $2,903 million, or $32.56 per diluted share for the three months ended June 30, 2022, compared to a net loss of $(540) million, or $(5.72) per diluted share for the three months ended June 30, 2021. The stronger current quarter net income primarily reflects improved freestanding derivative results on equity hedges as market returns were weaker compared to the prior year period. The current quarter results also reflect reduced losses on embedded derivatives as these reserves benefited from rising interest rates in the current quarter versus lower rates in the prior year period. The change in the reported fair value of derivatives is not expected to match the change in hedged liabilities on a GAAP basis period-to-period, which can result in net income volatility. We believe adjusted operating earnings better represents the underlying performance of our
1 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

business as the figure excludes, among other things, changes in fair value of freestanding and embedded derivative instruments tied to market volatility.

Adjusted operating earnings for the three months ended June 30, 2022 were $225 million, or $2.52 per diluted share, compared to $636 million or $6.74 per diluted share for the three months ended June 30, 2021. The decrease in adjusted operating earnings was primarily due to higher levels of deferred acquisition costs (DAC) amortization resulting from weaker separate account returns in the current quarter relative to the prior year period, reduced fee income from lower AUM, and lower limited partnership income in the current quarter compared to the prior year period. The decline was partially offset by lower operating expenses in the current quarter.

Adjusted operating earnings included the impact of two notable items, which negatively impacted pretax earnings by $238 million in the second quarter of 2022, compared to a pretax benefit of $133 million in the second quarter of 2021. Current period notable pretax items are summarized below.

•Acceleration of DAC amortization due in part to a -14.0% separate account return for the current quarter, which resulted in a negative impact of $227 million. This same item resulted in a benefit of $72 million in the second quarter of 2021, when the separate account return was 6.5%.

•A negative impact of $11 million from underperformance of private equity and other limited partnership returns relative to a 10% annualized return assumption. Overperformance of these investments relative to the annual return assumption resulted in a benefit of $61 million in the second quarter of 2021.

Total shareholders’ equity was $9.6 billion or $109.27 per diluted share as of June 30, 2022, down from $10.4 billion or $114.78 per diluted share as of year-end 2021. The decline was primarily due to increased unrealized investment losses, partially offset by positive net income. Adjusted book value2 was $11.6 billion or $132.63 per diluted share as of June 30, 2022, up from $8.9 billion or $98.69 per diluted share as of year-end 2021. The increase was primarily the result of non-operating net hedging gains during the first half of 2022, as well as adjusted operating earnings of $579 million. Jackson’s financial leverage ratio3 of 18.5% as of June 30, 2022 was down from 22.9% as of year-end 2021 and below our 20-25% target range.

Segment Results – Pretax Adjusted Operating Earnings2

	Three Months Ended
(in millions)	June 30, 2022	June 30, 2021
Retail Annuities	$218	$683
Institutional Products	19	6
Closed Life and Annuity Blocks	6	56
Corporate and Other	—	16
Total[4]	$243	$761

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $218 million in the second quarter of 2022 compared to $683 million in the second quarter of 2021. The current quarter was negatively impacted by lower fee income due to reduced AUM, lower limited partnership income relative to the prior year period, as well as
2 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
3 For the discussion and reconciliation of the financial leverage ratio, please see the reconciliation in the Appendix to this release.
4 See reconciliation of Net Income to Total pretax adjusted operating earnings in the Appendix to this release.

higher (accelerated) DAC amortization expense resulting from a -14.0% separate account return in the current quarter, compared to a benefit from lower DAC amortization expense that was realized in the second quarter of 2021, when the separate account return was approximately 6.5%. In periods where separate account returns are lower than our long-term assumption, amortization is shifted from future years driving acceleration of DAC amortization in the current period. These items were partially offset by lower operating expenses in the current quarter.

Total annuity sales of $4.1 billion were down 15% from the second quarter of 2021. Variable annuity sales were down 25% compared to the second quarter of 2021, but this was partially offset by $490 million of sales of RILA products in the quarter, which were launched in the fourth quarter of 2021. In total, annuity sales without lifetime benefit guarantees represented 38% of total annuity sales, up from 35% in the second quarter of 2021. We continue to generate fee-based sales, with current quarter advisory annuity sales of $220 million, compared to $307 million in the second quarter of 2021.

Institutional Products

Institutional Products reported pretax adjusted operating earnings of $19 million in the second quarter of 2022 compared to $6 million in the second quarter of 2021. The current quarter earnings were up from the prior year period due to increased net investment income. Total sales for the quarter were $201 million. Net flows totaled $(667) million in the quarter, and total account value of $8.5 billion was down from $8.9 billion in the second quarter of 2021.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported pretax adjusted operating earnings of $6 million in the second quarter of 2022 compared to earnings of $56 million in the second quarter of 2021. The current quarter decline was primarily due to lower levels of limited partnership income compared to the prior year period, as well as higher death and other policy benefits.

Corporate and Other

Corporate and Other reported pretax adjusted operating earnings of $0 million in the second quarter of 2022 compared to $16 million in the second quarter of 2021. The decline reflects higher interest expense in the current quarter due to the issuance of senior notes, partially offset by lower operating expenses.

Capitalization and Liquidity

(Unaudited, in billions)	June 30, 2022	March 31, 2022	December 31, 2021
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$8.7	$5.4	$6.6

Statutory TAC at JNLIC was $8.7 billion as of the current quarter, up from $5.4 billion as of the first quarter of 2022. This was the result of derivative gains as our hedging program protected our business during a period of equity market declines while our floored out reserve position entering the second quarter limited the impact of corresponding reserve increases. The increase in capital had an additional benefit from the greater admissibility of deferred tax assets (DTA).

JNLIC’s estimated RBC ratio was up from the first quarter of 2022, and above 450% as of the end of the second quarter of 2022. Required capital (CAL) increased due to the decline in equity markets, partially offsetting the benefit of higher TAC.

Cash and highly liquid securities at the holding company totaled over $800 million at the end of the quarter. This was above our minimum liquidity buffer of $250 million. The adjusted RBC ratio5, which includes the excess liquidity, was slightly below our target range for normal market conditions. This was down from the first quarter despite the improved operating company RBC ratio due to the $116 million of capital returned to shareholders during the quarter as well as a reduced RBC ratio benefit from the excess holding company cash due to the higher CAL.

Earnings Conference Call

Jackson will host a conference call Wednesday, August 10, 2022, at 10 a.m. ET to review the second quarter results. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the conference call, click here.

FORWARD-LOOKING STATEMENT

This press release may contain certain statements that constitute “forward-looking statements.” Forward-looking statements generally may be identified by their use of terms including “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance, are subject to assumptions, and are inherently susceptible to risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include statements regarding our intentions, beliefs, assumptions, plans, objectives, goals, targets, strategies, future events or performance, and underlying assumptions concerning, among other things, our expectations with respect to distributing capital to our shareholders; financial position; results of operations; cash flows; financial goals and targets; prospects; growth strategies or expectations; laws and regulations; customer retention; and the impact of prevailing capital markets and economic conditions. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes of our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this release. A number of important factors, including the risks, uncertainties and assumptions discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is on file with the U.S. Securities and Exchange Commission (the SEC) and is also available in the investor relations section of the Company’s website at investors.jackson.com under the heading “SEC Filings,” could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements.

Certain financial data included in this release consists of non-GAAP (Generally Accepted Accounting Principles) financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with GAAP. Although the Company believes these non-GAAP financial measures provide useful information to users in measuring the financial performance and condition of its business, users are cautioned not to place undue reliance on any non-GAAP financial measures and ratios included in this release. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure can be found in the “Non-GAAP Measures” appendix of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital” and “non-admitted deferred tax assets.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Michigan Department of Insurance and Financial Services and available on the Company’s website at investors.jackson.com/financials/statutory-filings.

There can be no assurance that management’s expectations, beliefs, projections or targets will result or be achieved or accomplished. Any forward-looking statements reflect Jackson’s views and assumptions as of the date of this release and Jackson disclaims any obligation to update or revise any forward-looking information, whether as a result of new information,
5 The Adjusted RBC ratio reflects the capital and capital requirements of Jackson National Life Insurance Company and its subsidiaries, adjusted to include cash and highly liquid securities at Jackson Financial Inc. in excess of our target minimum future events or otherwise, except as required by law.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all of our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

Visit investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the second quarter 2022 results. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2021, for the financial services industry. (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

Investor Relations Contacts:
Liz Werner
elizabeth.werner@jackson.com

Andrew Campbell
andrew.campbell@jackson.com

Media Contact:
Patrick Rich
patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with GAAP, we use and report selected non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures, together with relevant GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with GAAP and should not be viewed as a substitute for the GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under GAAP or that are non-recurring in nature, as well as certain other revenues and expenses which we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the second quarter ended June 30, 2022, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc., the most comparable GAAP measure.

GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended
(in millions)	June 30, 2022	June 30, 2021
Net income (loss) attributable to Jackson Financial Inc.	$2,903	$(540)
Income tax expense (benefit)	717	(54)
Pretax income (loss) attributable to Jackson Financial Inc.	3,620	(594)
Non-operating adjustments – (income) loss:
Fees attributed to guaranteed benefit reserves	(765)	(701)
Net movement in freestanding derivatives	(2,847)	442
Net reserve and embedded derivative movements	772	1,374
DAC and DSI impact	845	(243)
Assumption changes	—	—
Total guaranteed benefits and hedging results	(1,995)	872
Net realized investments (gains) losses including change in fair value of funds withheld embedded derivative	(1,082)	752
Net investment income on funds withheld assets	(364)	(294)
Other items	64	25
Total non-operating adjustments	(3,377)	1,355
Pretax Adjusted Operating Earnings	243	761
Operating income taxes	18	125
Adjusted Operating Earnings	$225	$636

Weighted Average diluted shares outstanding[6]	89,168,775	94,464,343
Net income (loss) per diluted share	$32.56	$(5.72)
Adjusted Operating Earnings per diluted share	$2.52	$6.74

Adjusted Book Value

Adjusted Book Value excludes accumulated other comprehensive income (AOCI) attributable to Jackson Financial Inc. AOCI attributable to Jackson Financial Inc. does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to Jackson Financial Inc. from Adjusted Book Value because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to Jackson Financial Inc. is more useful to investors in analyzing trends in our business. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of Jackson Financial Inc.

6 The calculation of basic and diluted earnings per share and weighted average shares of common stock outstanding reflects a 104,960.3836276-for-1 stock split effected on September 9, 2021. All share and earnings per share information presented herein have been retroactively adjusted to reflect the stock split.

Financial Leverage Ratio

We use Financial Leverage Ratio to manage our financial flexibility and ensure we maintain our financial strength ratings. Total financial leverage is the ratio of total debt to Total Adjusted Capitalization (combined total debt and Adjusted Book Value).

Adjusted Book Value & Debt Financial Leverage Ratio

(in millions)	June 30, 2022	December 31, 2021
Total shareholders’ equity	9,563	$10,394
Adjustments to total shareholders’ equity:
Exclude Accumulated Other Comprehensive Income attributable to Jackson Financial Inc.	2,045	(1,457)
Adjusted Book Value (a)	11,608	8,937

Debt (b)	2,634	$2,649

Financial Leverage Ratio (b/[a+b])	18.5%	22.9%

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2022	2021
(in millions, except per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $43 and $9 at June 30, 2022 and December 31, 2021, respectively (amortized cost: 2022 $48,223; 2021 $49,378)	$43,478	$51,547
Debt Securities, at fair value under fair value option	2,005	1,711
Debt Securities, trading, at fair value	103	117
Equity securities, at fair value	260	279
Mortgage loans, net of allowance for credit losses of $80 and $94 at June 30, 2022 and December 31, 2021, respectively	11,574	11,482
Mortgage loans, at fair value under fair value option	357	—
Policy loans (including $3,485 and $3,467 at fair value under the fair value option at June 30, 2022 and December 31, 2021, respectively)	4,459	4,475
Freestanding derivative instruments	1,243	1,417
Other invested assets	3,648	3,199
Total investments	67,127	74,227
Cash and cash equivalents	5,258	2,623
Accrued investment income	504	503
Deferred acquisition costs	13,115	14,249
Reinsurance recoverable, net of allowance for credit losses of $11 and $12 at June 30, 2022 and December 31, 2021, respectively	31,667	33,126
Deferred income taxes, net	981	954
Other assets	1,369	853
Separate account assets	196,184	248,949
Total assets	$316,205	$375,484

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2022	2021
(in millions, except per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$16,053	$17,629
Other contract holder funds	59,576	59,689
Funds withheld payable under reinsurance treaties (including $3,649 and $3,639 at fair value under the fair value option at June 30, 2022 and December 31, 2021, respectively)	25,506	29,007
Long-term debt	2,634	2,649
Repurchase agreements and securities lending payable	32	1,589
Collateral payable for derivative instruments	621	913
Freestanding derivative instruments	1,217	41
Other liabilities	4,072	3,944
Separate account liabilities	196,184	248,949
Total liabilities	305,895	364,410

Equity
Common stock, (i) Class A Common Stock 900,000,000 shares authorized, $0.01 par value per share and 84,864,727 and 88,046,833 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively and (ii) No authorized Class B Common Stock at June 30, 2022 and 100,000,000 shares authorized, $0.01 par value per share and 638,861 shares issued and outstanding at December 31, 2021	1	1
Additional paid-in capital	6,020	6,051
Treasury stock, at cost; 9,608,399 and 5,778,649 shares at June 30, 2022 and December 31, 2021, respectively	(371)	(211)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(907) and $194 at June 30, 2022 and December 31, 2021, respectively	(3,722)	1,744
Retained earnings	7,635	2,809
Total shareholders' equity	9,563	10,394
Noncontrolling interests	747	680
Total equity	10,310	11,074
Total liabilities and equity	$316,205	$375,484

Condensed Consolidated Income Statements

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2022	2021	2022	2021
Revenues
Fee income	$1,852	$1,896	$3,774	$3,712
Premiums	32	31	66	65
Net investment income	747	796	1,467	1,724
Net gains (losses) on derivatives and investments	3,867	(2,521)	5,472	185
Other income	21	30	41	53
Total revenues	6,519	232	10,820	5,739

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	912	210	1,479	493
Interest credited on other contract holder funds, net of deferrals	217	217	423	440
Interest expense	24	7	44	13
Operating costs and other expenses, net of deferrals	517	600	1,124	1,198
Amortization of deferred acquisition and sales inducement costs	1,198	(264)	1,713	548
Total benefits and expenses	2,868	770	4,783	2,692
Pretax income (loss)	3,651	(538)	6,037	3,047
Income tax expense (benefit)	717	(54)	1,047	531
Net income (loss)	2,934	(484)	4,990	2,516
Less: Net income (loss) attributable to noncontrolling interests	31	56	62	124
Net income (loss) attributable to Jackson Financial Inc.	$2,903	$(540)	$4,928	$2,392

Earnings per share
Basic	$33.77	$(5.72)	$56.87	$25.32
Diluted	$32.56	$(5.72)	$54.72	$25.32